Exhibit 99.1

Arrow Electronics Posts Record Revenues and Earnings Per Share

-- Non-GAAP Earnings Per Share of $1.36 --

MELVILLE, N.Y.--(BUSINESS WIRE)--July 27, 2011--Arrow Electronics, Inc. (NYSE: ARW) today reported second quarter 2011 net income of $156.2 million ($1.35 and $1.33 per share on a basic and diluted basis, respectively) on sales of $5.54 billion, compared with net income of $116.2 million ($.97 and $.96 per share on a basic and diluted basis, respectively) on sales of $4.61 billion in the second quarter of 2010.

The company's results for the second quarters of 2011 and 2010 include a number of items outlined below that impact their comparability. A complete reconciliation of these items is provided under the heading “Certain Non-GAAP Financial Information.” Excluding those items, on a non-GAAP basis, net income for the quarter ended July 2, 2011 would have been $159.8 million ($1.38 and $1.36 per share on a basic and diluted basis, respectively) and net income for the quarter ended July 3, 2010 would have been $121.3 million ($1.02 and $1.01 per share on a basic and diluted basis, respectively).

“The second quarter was strong, as we generated record sales and earnings per share of $5.54 billion and $1.36, respectively. Consolidated sales for the second quarter increased by 20% year over year. Excluding the impact of foreign currency and pro forma for acquisitions, the company’s consolidated sales increased by 3% for the second quarter of 2011. On a pro forma basis, gross and operating margins increased 30 and 40 basis points year over year, respectively” said Michael J. Long, chairman, president, and chief executive officer. “We remain focused on growing sales ahead of the market, increasing the markets we serve, growing profits faster than sales, and increasing return on invested capital.”

“Our cash flow generation has been strong. Cash flow from operations for the second quarter was $35 million and we have generated $290 million in cash from operations over the last 12 months, in a period where we were investing in the business,” said Paul J. Reilly, executive vice president, finance and operations and chief financial officer. “Just as important, we continue to achieve returns on invested capital well in excess of our weighted average cost of capital, which is a key driver in creating lasting shareholder value.”

“During the quarter, we completed our previously announced $50 million buyback authorization bringing the total amount returned to shareholders to $250 million over the past two years,” added Mr. Reilly. “Our board has approved an incremental $100 million repurchase authorization as we believe this is an effective method of returning capital to investors.”

Global components sales of $3.88 billion increased 19 percent year over year. “Sales growth was strong again, driven by excellent year-over-year increases across a wide number of product sets and vertical markets in our core components businesses around the globe. On a sequential basis, sales were in line with normal seasonality, though slightly below our expectations for another quarter of above seasonal growth,” Mr. Long said.

Global enterprise computing solutions (“ECS”) sales of $1.66 billion increased 23 percent year over year. “The ECS team posted record second-quarter revenue driven by impressive year-over-year growth in all of our product lines, with proprietary servers, industry-standard servers, and software all growing in excess of 25 percent,” said Mr. Long. “We continue to execute on our growth strategy as evidenced by the recent expansion into new markets such as unified communications and expanded supplier relationships.”

The company's results for the second quarters of 2011 and 2010 include the items outlined below that impact their comparability:

●
restructuring, integration, and other charges of $5.2 million ($3.6 million net of related taxes or $.03 per share on both a basic and diluted basis) in 2011 and $5.6 million ($4.1 million net of related taxes or $.03 per share on a both basic and diluted basis) in 2010.

●	loss on prepayment of debt of $1.6 million ($1.0 million net of related taxes or $.01 per share on both a basic and diluted basis) in 2010.

SIX-MONTH RESULTS

Arrow’s net income for the first six months of 2011 was $292.5 million ($2.54 and $2.49 per share on a basic and diluted basis, respectively) on sales of $10.76 billion, compared with net income of $203.2 million ($1.70 and $1.68 per share on a basic and diluted basis, respectively) on sales of $8.85 billion in the first six months of 2010.

Net income for the first six months of 2011 includes restructuring, integration, and other charges of $14.8 million ($10.8 million net of related taxes or $.09 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies, a charge of $5.9 million ($3.6 million net of related taxes or $.03 per share on both a basic and diluted basis) in connection with the settlement of a legal matter, and a gain on bargain purchase of $1.8 million ($1.1 million net of related taxes or $.01 per share on both a basic and diluted basis) related to the acquisition of Nu Horizons Electronics Corp. Excluding these items, net income would have been $305.8 million ($2.65 and $2.60 per share on a basic and diluted basis, respectively) for the first six months of 2011.

Net income for the first six months of 2010 includes restructuring, integration, and other charges of $13.1 million ($9.6 million net of related taxes or $.08 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies and a loss on prepayment of debt of $1.6 million ($1.0 million net of taxes or $.01 per share on both a basic and diluted basis). Excluding these items, net income would have been $213.8 million ($1.79 and $1.76 per share on a basic and diluted basis, respectively) for the first six months of 2010.

GUIDANCE

“Looking ahead, we believe that total third quarter sales will be between $5.15 and $5.55 billion, with global components sales between $3.76 and $3.96 billion and global enterprise computing solutions sales between $1.39 and $1.59 billion. Earnings per share, on a diluted basis, excluding any charges, are expected to be in the range of $1.17 to $1.29,” said Mr. Reilly.

“In the third quarter, we would expect global ECS sales to be in line with the midpoint of normal seasonality. Sales in our core global components business are expected to be in line with the low end of normal seasonality, reflecting an oversupply of inventory in the supply chain at the end of the second quarter and weaker global macroeconomic conditions,” Mr. Reilly added.

Please refer to the CFO commentary as a supplement to the company's earnings release, which can be found at www.arrow.com/investor.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for over 1,200 suppliers and 115,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 52 countries.

Certain Non-GAAP Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the company provides certain non-GAAP financial information relating to operating income, net income attributable to shareholders and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company’s efficiency enhancement initiatives, acquisitions, prepayment of debt, and settlement of certain legal matters. A reconciliation of the company’s non-GAAP financial information to GAAP is set forth in the table below.

The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company’s operating performance and underlying trends in the company’s business because management considers the charges, credits and losses referred to above to be outside the company’s core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company’s financial and operating performance. In addition, the company’s Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

ARROW ELECTRONICS, INC. EARNINGS RECONCILIATION (In thousands except per share data) (unaudited)

	Quarter Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010

Operating income, as reported	$248,330	$189,191	$467,498	$334,461
Restructuring, integration, and other charges	5,221	5,649	14,828	13,086
Settlement of legal matter	-	-	5,875	-
Operating income, as adjusted	$253,551	$194,840	$488,201	$347,547

Net income attributable to shareholders, as reported	$156,197	$116,193	$292,506	$203,239
Restructuring, integration, and other charges	3,584	4,095	10,783	9,640
Settlement of legal matter	-	-	3,609	-
Gain on bargain purchase	-	-	(1,078)	-
Loss on prepayment of debt	-	964	-	964
Net income attributable to shareholders, as adjusted	$159,781	$121,252	$305,820	$213,843

Net income per basic share, as reported	$1.35	$.97	$2.54	$1.70
Restructuring, integration, and other charges	.03	.03	.09	.08
Settlement of legal matter	-	-	.03	-
Gain on bargain purchase	-	-	(.01)	-
Loss on prepayment of debt	-	.01	-	.01
Net income per basic share, as adjusted	$1.38	$1.02	$2.65	$1.79

Net income per diluted share, as reported	$1.33	$.96	$2.49	$1.68
Restructuring, integration, and other charges	.03	.03	.09	.08
Settlement of legal matter	-	-	.03	-
Gain on bargain purchase	-	-	(.01)	-
Loss on prepayment of debt	-	.01	-	.01
Net income per diluted share, as adjusted	$1.36	$1.01	$2.60	$1.76

The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented, due to rounding.

Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company’s ability to generate additional cash flow. Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data) (unaudited)

	Quarter Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010

Sales	$5,539,931	$4,613,307	$10,762,934	$8,848,673
Costs and expenses:
Cost of sales	4,769,784	4,024,831	9,270,279	7,722,264
Selling, general and administrative expenses	490,590	375,876	955,510	742,625
Depreciation and amortization	26,006	17,760	48,944	36,237
Restructuring, integration, and other charges	5,221	5,649	14,828	13,086
Settlement of legal matter	-	-	5,875	-
	5,291,601	4,424,116	10,295,436	8,514,212
Operating income	248,330	189,191	467,498	334,461
Equity in earnings of affiliated companies	1,408	1,785	2,621	2,933
Gain on bargain purchase	-	-	1,755	-
Loss on prepayment of debt	-	1,570	-	1,570
Interest and other financing expense, net	26,536	19,355	52,303	38,441
Income before income taxes	223,202	170,051	419,571	297,383
Provision for income taxes	66,891	53,858	126,763	94,149
Consolidated net income	156,311	116,193	292,808	203,234
Noncontrolling interests	114	-	302	(5)
Net income attributable to shareholders	$156,197	$116,193	$292,506	$203,239
Net income per share:
Basic	$1.35	$.97	$2.54	$1.70
Diluted	$1.33	$.96	$2.49	$1.68
Average number of shares outstanding:
Basic	115,434	119,228	115,323	119,731
Diluted	117,469	120,585	117,463	121,270

ARROW ELECTRONICS, INC. CONSOLIDATED BALANCE SHEETS (In thousands except par value)

	July 2,	December 31,
	2011	2010
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$531,024	$926,321
Accounts receivable, net	4,347,411	4,102,870
Inventories	2,248,046	1,908,953
Other current assets	202,867	147,690
Total current assets	7,329,348	7,085,834
Property, plant and equipment, at cost:
Land	24,536	24,213
Buildings and improvements	146,982	136,732
Machinery and equipment	924,854	863,773
	1,096,372	1,024,718
Less: Accumulated depreciation and amortization	(552,148)	(519,178)
Property, plant and equipment, net	544,224	505,540
Investments in affiliated companies	59,914	59,455
Cost in excess of net assets of companies acquired	1,432,592	1,336,351
Other assets	703,956	613,358
Total assets	$10,070,034	$9,600,538
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,414,436	$3,644,988
Accrued expenses	657,297	637,045
Short-term borrowings, including current portion of long-term debt	550,655	61,210
Total current liabilities	4,622,388	4,343,243

Long-term debt	1,564,282	1,761,203
Other liabilities	249,321	244,897
Equity:
Shareholders' equity:
Common stock, par value $1:
Authorized – 160,000 shares in 2011 and 2010
Issued – 125,382 and 125,337 shares in 2011 and 2010, respectively	125,382	125,337
Capital in excess of par value	1,062,372	1,063,461
Treasury stock (10,456 and 10,690 shares in 2011 and 2010, respectively), at cost	(339,437)	(318,494)
Retained earnings	2,466,653	2,174,147
Foreign currency translation adjustment	321,439	207,914
Other	(5,907)	(1,170)
Total shareholders' equity	3,630,502	3,251,195
Noncontrolling interests	3,541	-
Total equity	3,634,043	3,251,195
Total liabilities and equity	$10,070,034	$9,600,538

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (unaudited)

	Quarter Ended
	July 2,	July 3,
	2011	2010
Cash flows from operating activities:
Consolidated net income	$156,311	$116,193
Adjustments to reconcile consolidated net income to net cash provided by operations:
Depreciation and amortization	26,006	17,760
Amortization of stock-based compensation	10,821	8,586
Amortization of deferred financing costs and discount on notes	734	546
Equity in earnings of affiliated companies	(1,408)	(1,785)
Deferred income taxes	573	9,885
Restructuring, integration, and other charges	3,584	4,095
Loss on prepayment of debt	-	964
Excess tax benefits from stock-based compensation arrangements	(1,152)	34
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	(164,965)	(308,822)
Inventories	(151,785)	(346,625)
Accounts payable	163,088	580,025
Accrued expenses	(2,142)	56,985
Other assets and liabilities	(4,698)	(73,165)
Net cash provided by operating activities	34,967	64,676
Cash flows from investing activities:
Cash consideration paid for acquired businesses	(63,324)	(169,293)
Acquisition of property, plant and equipment	(42,163)	(29,106)
Proceeds from sale of properties	-	10,165
Net cash used for investing activities	(105,487)	(188,234)
Cash flows from financing activities:
Change in short-term and other borrowings	99,236	(21,954)
Proceeds from exercise of stock options	18,996	4,826
Excess tax benefits from stock-based compensation arrangements	1,152	(34)
Repurchases of common stock	(50,414)	(74,994)
Net cash provided by (used for) financing activities	68,970	(92,156)
Effect of exchange rate changes on cash	11,272	(17,673)
Net increase (decrease) in cash and cash equivalents	9,722	(233,387)
Cash and cash equivalents at beginning of period	521,302	810,051
Cash and cash equivalents at end of period	$531,024	$576,664

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (unaudited)

	Six Months Ended
	July 2,	July 3,
	2011	2010
Cash flows from operating activities:
Consolidated net income	$292,808	$203,234
Adjustments to reconcile consolidated net income to net cash used for operations:
Depreciation and amortization	48,944	36,237
Amortization of stock-based compensation	21,178	17,053
Amortization of deferred financing costs and discount on notes	1,451	1,104
Equity in earnings of affiliated companies	(2,621)	(2,933)
Deferred income taxes	(484)	24,976
Restructuring, integration, and other charges	10,783	9,640
Settlement of legal matter	3,609	-
Gain on bargain purchase	(1,078)	-
Loss on prepayment of debt	-	964
Excess tax benefits from stock-based compensation arrangements	(6,880)	(1,728)
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	113,584	(300,728)
Inventories	(113,804)	(445,872)
Accounts payable	(410,915)	307,116
Accrued expenses	(45,251)	30,034
Other assets and liabilities	(56,026)	(96,638)
Net cash used for operating activities	(144,702)	(217,541)
Cash flows from investing activities:
Cash consideration paid for acquired businesses	(442,337)	(172,353)
Acquisition of property, plant and equipment	(60,340)	(56,620)
Proceeds from sale of properties	-	16,971
Net cash used for investing activities	(502,677)	(212,002)
Cash flows from financing activities:
Change in short-term and other borrowings	286,136	(7,794)
Proceeds from exercise of stock options	46,146	6,405
Excess tax benefits from stock-based compensation arrangements	6,880	1,728
Repurchases of common stock	(96,861)	(81,179)
Net cash provided by (used for) financing activities	242,301	(80,840)
Effect of exchange rate changes on cash	9,781	(49,960)
Net decrease in cash and cash equivalents	(395,297)	(560,343)
Cash and cash equivalents at beginning of period	926,321	1,137,007
Cash and cash equivalents at end of period	$531,024	$576,664

ARROW ELECTRONICS, INC. SEGMENT INFORMATION (In thousands) (unaudited)

	Quarter Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
Sales:
Global components	$3,875,331	$3,259,016	$7,761,931	$6,387,038
Global ECS	1,664,600	1,354,291	3,001,003	2,461,635
Consolidated	$5,539,931	$4,613,307	$10,762,934	$8,848,673

Operating income (loss):
Global components	$224,035	$182,494	$452,916	$336,602
Global ECS	63,690	43,023	102,770	66,936
Corporate (a)	(39,395)	(36,326)	(88,188)	(69,077)
Consolidated	$248,330	$189,191	$467,498	$334,461

(a)
Includes restructuring, integration, and other charges of $5.2 million and $14.8 million for the second quarter and first six months of 2011 and $5.6 million and $13.1 million for the second quarter and first six months of 2010, respectively. Also included in the first six months of 2011 is a charge of $5.9 million related to the settlement of a legal matter.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President & Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations & Chief Financial Officer
or
Media:
John Hourigan, 303-824-4586
Director, External Communications